UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2004

LTWC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27417	76-0518568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 High Ridge Road
Suite 5
Stamford, Connecticut 06905

(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 975-9602

Item 3.  Bankruptcy or Receivership.

As previously reported, on July 23, 2003, LTWC Corporation (the “Company”) and four of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 03-12272).  As previously reported, the Debtors subsequently sold substantially all of their assets (other than cash and cash equivalents) to Markado, Inc., pursuant to Section 363 of the Bankruptcy Code.  On March 10, 2004, the Bankruptcy Court entered an order confirming the Debtors’ Plan of Liquidation, a copy of which is attached hereto as Exhibit 2.1 and incorporated in its entirety herein by reference (the “Plan of Liquidation”).  Pursuant to the Plan of Liquidation, Michael Arons was appointed Plan Administrator by the Bankruptcy Court on March 10, 2004 and the remaining members of the board of directors of the Company resigned on March 22, 2004.

Under the Plan of Liquidation, all administrative and secured claims shall be paid in full. The Plan Administrator will liquidate all of the assets, will object to claims and will pursue any available avoidance actions.  Upon collection of all proceeds and the resolution of all claims, the Plan Administrator shall distribute the available money pro rata to unsecured creditors.  Holders of intercompany loans and equity holders will not receive any distribution under the Plan of Liquidation.

The Company had approximately 75,747,984 shares of its common stock, par value $.001 per share (the “Common Stock”), issued and outstanding as of March 10, 2004.  As the Plan of Liquidation is a liquidating plan, there are no shares of Common Stock reserved for future issuance in respect of claims and interests filed and allowed under the Plan of Liquidation.

The Company’s consolidated assets and liabilities as of January 31, 2004 (the most recent practicable date) were as follows:

Assets	$1,295,366
Liabilities	$2,324,413

Item 7.    Financial Statements and Exhibits.

(c)          Exhibits.

2.1           Liquidating Plan of LTWC Corporation and its Subsidiary Debtors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2004

LTWC CORPORATION

By:	/s/ Michael Arons
	Name:	Michael Arons
	Title:	Plan Administrator

EXHIBIT INDEX

Exhibit No.

2.1	Liquidating Plan of LTWC Corporation and its Subsidiary Debtors.